                                                            EXHIBIT 1.A5(a)


                                           Standard face page with Return of
                                           Investment Experience provision
       LUTHERAN
[LOGO] BROTHERHOOD
       A Fraternal Benefit Society                          FLEXIBLE PREMIUM
       Minneapolis, Minnesota 55415                  VARIABLE LIFE INSURANCE
============================================================================
* This is a legal contract between you and Lutheran Brotherhood. We accept the Insured as a member. We issue this contract based on the Application signed by the applicant and the payment of the initial premium. We will pay you the Maturity Proceeds if the Insured is living on the Maturity
*  Date (see page 3).  We will pay the Death Proceeds (see Section 2.4) to
* the beneficiary upon receiving proof that the death of the Insured occurred before the Maturity Date. Maturity Proceeds and Death Proceeds will be paid according to the provisions of this contract.

   THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY VARY WITH THE ACCUMULATED VALUE. AS LONG AS THIS CONTRACT REMAINS IN FORCE AND THERE IS NO DEBT OR UNPAID MONTHLY DEDUCTIONS, THE DEATH PROCEEDS WILL ALWAYS BE AT LEAST EQUAL TO THE FACE AMOUNT. IF YOU MEET THE DEATH BENEFIT GUARANTEE
*  REQUIREMENT (SEE SECTION 4.6), THIS CONTRACT WILL REMAIN IN FORCE AT
*  LEAST UNTIL THE DEATH BENEFIT GUARANTEE TERMINATION DATE SHOWN ON PAGE 3.

   THE ACCUMULATED VALUE MAY INCREASE OR DECREASE DAILY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

* RIGHT TO CANCEL. PLEASE READ THIS CONTRACT CAREFULLY. You may cancel the contract before midnight of the latest of: (1) The 10th day after you first receive it; (2) The 45th day after you complete Part I of the Application; and (3) The 10th day after a notice of withdrawal right is
*  mailed or delivered to you.  Do this by  (1) sending a telegram or
* mailing or delivering written notice to Lutheran Brotherhood, 625 Fourth Avenue South, Minneapolis, MN 55415 or to the representative through whom you bought it, and (2) returning the contract. Notice is given by mail and return of the contract by mail are effective on being postmarked, properly addressed and postage prepaid. If you cancel the contract, it will be deemed void from the beginning. Within 7 days after we receive notice of cancellation and the returned contract, we will refund the sum of: (1) The Accumulated Value on the day the contract is first received by us or our representative; (2) The Premium Payment Charges and Percent of Premium Charges deducted; (3) The Monthly Deductions made; and (4) The amount attributable to this contract for the risk charges and taxes, if any, deducted from the Variable Account and for advisory fees charged against the net asset value in the Fund portfolios.


   Death Proceeds payable at death prior to Maturity Date.
   Adjustable death benefit.
   Flexible premiums.
   Return on investments reflected in contract benefits.
*  Annual dividends payable if earned.
   Settlement options to provide retirement income.


Signed for the Society at Minneapolis, Minnesota
----------------------------------------------------------------------------
President  /s/ROBERT P. GANDRUD [THE WORD-SAMPLE-IS STAMPED UNDER SIGNATURE]
----------------------------------------------------------------------------
Secretary  /s/DAVID J. LARSON [THE WORD-SAMPLE-IS STAMPED UNDER SIGNATURE]
============================================================================

INSURED:   JOHN DOE                        AGE:   35       SEX:   MALE

   CONTRACT NUMBER:   LV1234567            DATE OF ISSUE:   OCTOBER 1, 1993

   INITIAL FACE AMOUNT:   $50,000


CONTRACT NUMBER:  LV1234567
----------------------------------------------------------------------------
TABLE OF CONTENTS
----------------------------------------------------------------------------
               Cover Page
               Index
               Contract, Schedule, Contract Data
Section   1    Definitions
Section   2    General Provisions
Section   3    Membership and Ownership
Section   4    Premiums and Reinstatement
Section   5    Insurance Coverage
Section   6    Accumulated Value and Surrender Provisions
Section   7    Monthly Deduction
Section   8    Loans
Section   9    Variable Account and Unit Value
Section   10   Exchange of Contract
Section   11   Beneficiary
Section   12   Settlement Provisions
Section   13   Dividends
               Additional Benefits, Amendments, Application

----------------------------------------------------------------------------
INDEX
----------------------------------------------------------------------------
                                                                     Section
   Accumulated Value ....................................................  6
   Allocation of Net Premiums ...........................................  9
   Annual Report ........................................................  2
   Assignment ...........................................................  3
   Beneficiary .......................................................... 11
   Cash Surrender Value .................................................  6
   Change of Death Benefit Option .......................................  5
   Change of Investment Policy ..........................................  9
   Continuation of Insurance ............................................  6
   Cost of Insurance ....................................................  7
   Death Benefit ........................................................  5
   Death Benefit Guarantee ..............................................  4
   Death Benefit Guarantee Premium ......................................  4
   Death Benefit Guarantee Requirement ..................................  4
   Death Proceeds .......................................................  2
   Decrease Charge ......................................................  7
   Decrease in Face Amount ..............................................  5
   Deferment ............................................................  2
   Dividends ............................................................ 13
   Entire Contract ......................................................  2
   Exchange Privilege ................................................... 10
   General Account ......................................................  9
   Grace Period .........................................................  4
   Incontestability .....................................................  2
   Increase in Face Amount ..............................................  5
   Loan Account .........................................................  8
   Loans ................................................................  8
*  Maintenance of Solvency ..............................................  2
   Maturity Proceeds ....................................................  2
*  Membership ...........................................................  3
   Misstatement of Age or Sex ...........................................  2
   Monthly Deduction ....................................................  7
   Net Premium ..........................................................  4
   Ownership ............................................................  3
   Premium in Default and Grace Period ..................................  4
   Premiums .............................................................  4
   Reinstatement ........................................................  4
   Settlement Options ................................................... 12
   Suicide ..............................................................  2
   Surrender ............................................................  6
     Cash Surrender Value ...............................................  6
     Partial Surrender ..................................................  6
     Full Surrender .....................................................  6
   Termination ..........................................................  2
   Transfer Among Subaccounts ...........................................  9
   Unit Value ...........................................................  9
   Variable Account .....................................................  9

                                      Adult VUL (Issue ages GREATER THAN 20)
                                      with no Additional Benefits

       LUTHERAN                         For information about this contract,
[LOGO] BROTHERHOOD                      consult your Lutheran Brotherhood
       625 Fourth Avenue South          Representative or write to us at our
       Minneapolis, Minnesota 55415     home office.
============================================================================
CONTRACT SCHEDULE                                                   PLANNED
                                                                     ANNUAL
                                                                    PREMIUM
   BASIC BENEFIT
     FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE                     $1,000.00
       PREMIUMS PAYABLE TO THE CONTRACT ANNIVERSARY AFTER AGE 96
       MATURITY DATE:  OCTOBER 1, 2054
       PREMIUM CLASS:  NONSMOKER


   COVERAGE MAY TERMINATE PRIOR TO MATURITY DATE. ACCUMULATED VALUES DEPEND ON INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT AND, EXCEPT AS PROVIDED
* BY PAYMENT OF THE DEATH BENEFIT GUARANTEE PREMIUM (SEE SECTION 4.6), COVERAGE WILL TERMINATE IF THE CASH SURRENDER VALUE IS LESS THAN THE MONTHLY DEDUCTION REQUIRED. INVESTMENT PERFORMANCE OR PAYMENT OF PLANNED ANNUAL PREMIUMS MAY NOT BE SUFFICIENT TO CONTINUE COVERAGE TO MATURITY DATE.
----------------------------------------------------------------------------
   DEATH BENEFIT OPTION                   B  (SEE SECTION 5.1)
   LOAN INTEREST RATE                     7.40 % PER YEAR PAYABLE IN ADVANCE
*  DEATH BENEFIT GUARANTEE              * SEE SECTION 4.6
*  PREMIUM                              * $35.03  PER MONTH
*  TERMINATION DATE                       CONTRACT ANNIVERSARY AFTER AGE 71
----------------------------------------------------------------------------

INSURED:  JOHN DOE                         AGE:  35      SEX:  MALE

CONTRACT NUMBER:   LV1234567               DATE OF ISSUE:   OCTOBER 1, 1993

INITIAL FACE AMOUNT:   $50,000

Date of Issue:   OCTOBER 1, 1993                Contract Number:   LV1234567
INSURED:   JOHN DOE
AGE:   35             SEX:   MALE                           FLEXIBLE PREMIUM
INITIAL FACE AMOUNT:   $50,000                       VARIABLE LIFE INSURANCE
============================================================================

                              CONTRACT CHARGES

MONTHLY ADMINISTRATIVE CHARGES
  BASIC CHARGE                   $4.00 PER MONTH
  INITIAL CHARGE                 $0.04 PER $1,000 OF FACE AMOUNT, CHARGED
                                 IN FIRST 120 MONTHLY DEDUCTIONS ONLY
PARTIAL SURRENDER CHARGE         $25.00 OR 2% OF AMOUNT SURRENDERED, IF LESS
PERCENT OF PREMIUM CHARGE        5.0% OF EACH PREMIUM

                                  CURRENT CHARGE           MAXIMUM CHARGE
PREMIUM PROCESSING CHARGE
  AUTOMATIC PAYMENT PLANS        $ 0.50 PER PAYMENT      $ 1.00 PER PAYMENT
  ALL OTHER PAYMENTS             $ 1.00 PER PAYMENT      $ 2.00 PER PAYMENT
TRANSFER CHARGE                  $10.00 PER TRANSFER     $20.00 PER TRANSFER
  (FOR EACH TRANSFER IN EXCESS
   OF TWO IN A CONTRACT YEAR)

CURRENT PREMIUM PROCESSING CHARGES AND TRANSFER CHARGES ARE SUBJECT TO CHANGE. HOWEVER, THESE CHARGES WILL NEVER EXCEED THE MAXIMUM CHARGES SHOWN ABOVE. YOU WILL BE NOTIFIED OF ANY CHANGE IN CURRENT CHARGES.

                             DECREASE CHARGE#
                                                         MAXIMUM
           BEGINNING OF           DEFERRED              CONTINGENT
             CONTRACT          ADMINISTRATIVE            DEFERRED
               YEAR                CHARGE              SALES CHARGE

                 1              $   238.00              $   90.00
                 2                  214.00                  90.00
                 3                  190.00                  90.00
                 4                  166.00                  90.00
                 5                  142.00                  90.00

                 6                  118.00                  88.50
                 7                   94.00                  70.50
                 8                   70.00                  52.50
                 9                   46.00                  34.50
                10                   22.00                  16.50
            THEREAFTER                0.00                   0.00

# DECREASE CHARGE IF THE INITIAL FACE AMOUNT IS DECREASED. DEFERRED ADMINISTRATIVE CHARGE REDUCES BY $2.00 ON EACH MONTHLY ANNIVERSARY THAT THE CONTRACT IS IN FORCE. BEGINNING IN CONTRACT YEAR 6, THE MAXIMUM CONTINGENT DEFERRED SALES CHARGE REDUCES ON EACH MONTHLY ANNIVERSARY THAT THE CONTRACT IS IN FORCE. ADDITIONAL DECREASE CHARGES WILL APPLY TO INCREASES IN FACE AMOUNT.

                                                      INITIAL MONTHLY
               BEGINNING                   COST OF     ADMINISTRATIVE
              ON CONTRACT     ATTAINED    INSURANCE      CHARGE FOR
              ANNIVERSARY        AGE        RATE*        INCREASES#
                 OCT 1,
                  1993            35      $  0.14         $  0.04
                  1994            36         0.15            0.04
                  1995            37         0.16            0.04
                  1996            38         0.17            0.04
                  1997            39         0.18            0.04
                  1998            40         0.19            0.05
                  1999            41         0.21            0.05
                  2000            42         0.22            0.05
                  2001            43         0.24            0.05
                  2002            44         0.26            0.05

                  2003            45         0.28            0.05
                  2004            46         0.31            0.05
                  2005            47         0.33            0.05
                  2006            48         0.36            0.05
                  2007            49         0.39            0.05
                  2008            50         0.42            0.06
                  2009            51         0.46            0.06
                  2010            52         0.51            0.06
                  2011            53         0.56            0.06
                  2012            54         0.62            0.06

                  2013            55         0.68            0.06
                  2014            56         0.75            0.06
                  2015            57         0.82            0.06
                  2016            58         0.91            0.06
                  2017            59         1.00            0.06
                  2018            60         1.10            0.07
                  2019            61         1.22            0.07
                  2020            62         1.35            0.07
                  2021            63         1.50            0.07
                  2022            64         1.67            0.07

                  2023            65         1.85            0.07
                  2024            66         2.05            0.07
                  2025            67         2.26            0.07
                  2026            68         2.49            0.07
                  2027            69         2.74            0.07
                  2028            70         3.03            0.07
                  2029            71         3.36            0.07
                  2030            72         3.74            0.07
                  2031            73         4.17            0.07
                  2032            74         4.64            0.07

                  2033            75         5.15            0.07
                  2034            76         5.68            0.07
                  2035            77         6.24            0.07
                  2036            78         6.82            0.07
                  2037            79         7.46            0.07
                  2038            80         8.15
                  2039            81         8.93
                  2040            82         9.81
                  2041            83        10.79
                  2042            84        11.84

                  2043            85        12.95
                  2044            86        14.09
                  2045            87        15.26
                  2046            88        16.44
                  2047            89        17.65
                  2048            90        18.92
                  2049            91        20.26
                  2050            92        21.73
                  2051            93        23.47
                  2052            94        25.81

                  2053            95        29.32

* MAXIMUM MONTHLY COST PER $1,000 INSURANCE FOR NONSMOKER PREMIUM CLASS, BASED ON COMMISSIONERS 1980 STANDARD ORDINARY MORTALITY TABLE FOR NONSMOKERS.

# MONTHLY CHARGE PER $1,000 OF INCREASE IN FACE AMOUNT UNDER SECTION 5.3 OR UNDER ANY GUARANTEED INCREASE OPTION BENEFIT RIDER, CHARGED ONLY IN THE FIRST 120 MONTHLY DEDUCTIONS ON OR AFTER THE EFFECTIVE DATE OF THE INCREASE.


            VARIABLE ACCOUNT INFORMATION

*           Investment Company -- LB Series Fund, Inc.

*           Variable Account -- LB Variable Insurance Account I

*           Each subaccount of the LB Variable Insurance Account I invests
*           in a specific portfolio of the LB Series Fund, Inc.  Subaccounts
* of the Variable Account and the portfolios in which they invest are as follows:

                    GROWTH SUBACCOUNT -- Amounts credited to this subaccount
                                         are invested in the Growth
                                         Portfolio.  This portfolio invests
                                         primarily in equity securities.

                HIGH YIELD SUBACCOUNT -- Amounts credited to this subaccount are invested in the High Yield
                                         Portfolio.  This portfolio invests
                                         primarily in high yield securities.

                    INCOME SUBACCOUNT -- Amounts credited to this subaccount
                                         are invested in the Income
                                         Portfolio.  This portfolio invests
                                         primarily in fixed income
                                         securities.

              MONEY MARKET SUBACCOUNT -- Amounts credited to this subaccount are invested in the Money Market
                                         Portfolio.  This portfolio invests
                                         primarily in money market
                                         instruments.

*           The LB Series Fund, Inc. receives investment advice for each
*           portfolio from Lutheran Brotherhood.  As investment advisor,
*           Lutheran Brotherhood charges the LB Series Fund, Inc. a daily
*           investment advisory fee equal to an annual rate of 0.04% of the
*           aggregate average daily net assets of the LB Series Fund, Inc.

            For a complete description of the Variable Account and the
*           designated portfolios, please refer to the current prospectus
*           for the LB Series Fund, Inc.


                                                 CONTRACT NUMBER:  LV1234567
============================================================================
   1.   DEFINITIONS
============================================================================
   APPLICATION.  The application(s) and all amendments and supplements.

   ATTAINED AGE. Attained Age on any day is the age last birthday of the Insured on the Contract Anniversary on or immediately prior to that day.

   CONTRACT ANNIVERSARY. The Date of Issue on page 3 and the same month and day for years after issue as in the Date of Issue.

   CONTRACT DATE. The latest of (1) The Date of Issue; (2) The date we receive at our Home Office the first premium payment on this contract; and (3) Any other date agreed upon by you and us.

   CONTRACT MONTH. The period from one Monthly Anniversary to the next Monthly Anniversary.

   CONTRACT YEAR. The first Contract Year begins on the Date of Issue and continues until the end of the period for which the 12th Monthly Deduction is made. Thereafter, Contract Years are successive periods during which 12 Monthly Deductions are made, each year beginning at the end of the prior Contract Year and continuing to the end of the period for which the 12th deduction is made.

   DEBT.  All unpaid contract loans less any unearned interest.

   INCREASE YEAR. An Increase Year begins on the effective date of each increase in Face Amount according to Section 5.3 and continues until the end of the period for which the 12th Monthly Deduction on or after the effective date of the increase is made. Thereafter, Increase Years are successive periods during which 12 Monthly Deductions are made, each year beginning at the end of the prior Increase Year and continuing to the end of the period for which the 12th deduction is made.

   INSURED.  The person named as Insured on page 3.

   MONTHLY ANNIVERSARY. The same day for months after issue as in the Date of Issue.

   SEC.  Securities and Exchange Commission.

   VALUATION DAY. Any day, except the day after Thanksgiving Day and the day before Christmas Day, that the New York Stock Exchange is open for trading or there is sufficient trading in a Fund portfolio's securities to affect the Unit Value of the corresponding subaccount of the Variable Account.

   VALUATION PERIOD. The period of time from the end of one Valuation Day to the end of the next Valuation Day.

*  WE, OUR, US, SOCIETY.  Lutheran Brotherhood.

   WRITTEN NOTICE. A written request signed by you and received by us at our Home Office in Minneapolis, Minnesota.

   YOU, YOUR, YOURS.  The owner of this contract.


============================================================================
   2.   GENERAL PROVISIONS
============================================================================
   2.1   ENTIRE CONTRACT.  The Entire Contract consists of:

           1)  This contract including any attached riders or amendments;

*          2)  The Application attached to this contract; and

*          3)  The Articles of Incorporation and Bylaws of the Society which
*              are in force on the Date of Issue.

   2.2 CHANGE OF CONTRACT. No change in this contract is valid unless it is made in writing and signed by our President and Secretary.

   2.3 MATURITY PROCEEDS. The amount payable if the Insured is living on the Maturity Date will be the Accumulated Value less the sum of:

           1)  Any Debt; and

           2) The amount, if any, needed to cover Monthly Deductions through the Maturity Date.

   2.4 DEATH PROCEEDS. The amount payable on the Insured's death before the Maturity Date will be the sum, on the date of death, of:

           1)  The Death Benefit (see Section 5.1); and

           2) Any insurance on the Insured's life provided by Additional Benefits in this contract;

         Less the sum of:

           3)  Any Debt; and

           4) The amount, if any, needed to cover Monthly Deductions through the month of death.

   2.5 EXCLUSION: SUICIDE. If the Insured dies by suicide, while sane or insane, within two years after the Date of Issue, the Death Proceeds of this contract are limited to premiums paid less the sum of:

           1)  Any Debt; and

           2)  Any Partial Surrenders.

         If the Insured dies by suicide, while sane or insane, within two years after the effective date of an increase in Face Amount according to Section 5.3, the Death Proceeds with respect to the increase are limited to the Cost of Insurance for the increase (see
         Section 7.2) plus the Initial Monthly Administrative Charge for the increase included in any Monthly Deduction(s) made.

   2.6 STATEMENTS IN THE APPLICATION. We will not use any statement to contest a claim or to have this contract declared invalid unless the statement is contained in the Application. All statements made in the Application are representations, not warranties.

   2.7 INCONTESTABILITY. We will not contest the validity of this contract after it has been in force during the Insured's lifetime for two years from the Date of Issue except for any provisions granting benefits in the event of total disability.

         If the Face Amount is increased according to Section 5.3, this provision will apply to the increase from its effective date with regard to statements made in the application for the increase.
         This provision will apply from the date this contract is reinstated with regard to statements made in the application for reinstatement.

   2.8   MISSTATEMENT OF AGE OR SEX.  If the Insured's age or sex has been
*        misstated, any contract values will be adjusted to the amounts that
*        would have been provided based on the correct age and sex, using
*        the ratio of the most recent Cost of Insurance Rates applied on
*        this contract to the current rates based on the correct age and
*        sex.

   2.9 EXEMPTIONS FROM CLAIMS OF CREDITORS. To the extent permitted by law, the proceeds of this contract and any payments under it will not be subject to the claims of creditors or to any legal proceedings.

*  2.10  MAINTENANCE OF SOLVENCY.  This provision applies only to benefits
*        provided through the General Account.  These benefits will not
*        change.  If the solvency of the Society becomes impaired, you may
*        be required to make an extra payment.  The Board of Directors will
*        determine the amount of any extra payment.  It will be based on
*        each member's fair share of the deficiency.  The amount will be
*        charged as a loan against the contract with interest compounded at
*        the rate of 5% per year.

*        You may prefer to make the extra payment by an equivalent reduction
*        in benefits or by a payment in cash.  You may do this within 60
*        days from the date we notify you of your share of the deficiency.

   2.11 DEFERMENT. Death Proceeds will normally be paid within 7 days after we receive at our Home Office due proof of the Insured's death and all other requirements necessary for us to make payment Maturity Proceeds will normally be paid within 7 days of the Maturity Date. The Cash Surrender Value, Partial Surrenders and contract loans will normally be paid within 7 days after we receive Written Notice of surrender or loan. However, we may defer payment of Maturity Proceeds, any loan or surrender and any portion of the Death Benefit in excess of the Face Amount while:

           1)  The New York Stock Exchange is closed for trading; or

           2) The SEC requires that trading be restricted or declares an emergency.

   2.12 RESERVATION OF RIGHTS. To the extent permitted or required by law (including SEC rules under the Investment Company Act of 1940), we reserve the right to eliminate or modify:

           1) The withdrawal rights provided in the Right to Cancel provision (page 1) and in Section 5.4; and

           2)  The exchange rights provided in Sections 10.1 and 10.2.

   2.13 ANNUAL REPORT. We will mail you a statement of the value of this contract within 30 days after each Contract Anniversary.
         The report will show the Accumulated Value, Cash Surrender Value, Death Benefit, all payments and deductions since the last report and any outstanding Debt. Any further information required by law will also be given to you.

   2.14  TERMINATION.  This contract will terminate on the earliest of:

           1)  The date of death of the Insured;

           2)  The Maturity Date;

           3) The end of the grace period if the premium required to keep this contract in force has not been paid;

           4)  The date you surrender this contract; and

           5)  The date this contract terminates from excess loan under
               Section 8.5.


============================================================================
   3.   MEMBERSHIP AND OWNERSHIP
============================================================================
   3.1   MEMBERSHIP.  The Insured is an adult member of the Society upon
*        reaching age 16.  Rights and privileges of membership are set forth
*        in the Bylaws of the Society or in the Application.  These rights
*        and privileges are separate from the ownership of this contract.

*  3.2   OWNERSHIP.  The Insured is the owner unless another owner is named
*        in the Application.  Ownership may be changed through assignment.
*        While the Insured is living, the owner may exercise all rights set
*        out in this contract.  The owner has no membership rights unless
*        the owner is the Insured.

   3.3 ASSIGNMENT. You may assign this contract. We are not bound by the assignment unless it is in writing and filed at our Home Office.
         We are not responsible for the validity or effect of any assignment. Any Debt on this contract will have prior claim over any assignment.


============================================================================
   4.   PREMIUMS AND REINSTATEMENT
============================================================================
   4.1 PREMIUM PAYMENTS. The amount of the Planned Annual Premium is shown on page 3. The initial premium is due and payable on the Date of Issue.

         You may pay more or less than the Planned Annual Premium in any Contract Year. However, except as provided in Section 4.6, to continue the contract in force on each Monthly Anniversary the Cash Surrender Value must be sufficient to cover the Monthly Deduction. Premiums may be paid at any time before the Maturity Date and in any amount, subject to Section 4.3 Cumulative Premium Limit.

         Premiums are payable at our Home Office. Upon request we will give you a receipt, signed by an officer of the Society, for the premium paid.

   4.2 NET PREMIUM. The Net Premium is the portion of each premium which is applied to the subaccounts of the Variable Account. The Net Premium is equal to the premium paid less the sum of:

           1) The Percent of Premium Charge applied to the premium paid. The Percent of Premium Charge is shown on page 4; and

           2) The Premium Processing Charge. We reserve the right to change the amount of this charge. However, the Premium Processing Charge will never exceed the maximum charge shown on page 4.

   4.3 CUMULATIVE PREMIUM LIMIT. The Internal Revenue Code provides for exclusion of the Death Benefit from gross income. To qualify for the exclusion, total premium payments must not exceed the limit stated in the Code. The portion of any premiums paid in excess of that limit will be refunded to you.

   4.4 PREMIUM BILLING. We will send premium billings based on the amount and frequency of premium payments which you request. You may change the amount and, subject to our published rules, the frequency or method of billing by giving Written Notice. If we do not receive any premium payments for 24 consecutive months, we will stop billings.

   4.5 PREMIUM IN DEFAULT AND GRACE PERIOD. If the Death Benefit Guarantee is not in effect under Section 4.6, a premium is in default on a Monthly Anniversary if the Cash Surrender Value is less than the Monthly Deduction to be made on that day. Notice of the premium required to keep this contract in force will be mailed to you at the address last known to us. You will have a grace period of 61 days after the date we mail the notice in which to pay the premium required. This contract will remain in force during the grace period, but not beyond the Maturity Date. Any
*        accumulated value in the subaccounts for this contract will be
* transferred to the General Account until we receive the required premium. If the required premium is paid within the grace period,
*        any accumulated value for this contract in the General Account but
*        not in the Loan Account will be transferred back to the subaccounts
* on the date we receive the premium and we will deduct any Monthly Deductions not made while a premium was in default. Otherwise, this contract will terminate without value at the end of the grace period.

   4.6 DEATH BENEFIT GUARANTEE. The Death Benefit Guarantee protects against premium default due to investment experience. If, on a Monthly Anniversary:

           1)  The Death Benefit Guarantee Requirement is met; and

           2)  The Death Benefit Guarantee has not terminated;

         then no premium will be in default even if the Cash Surrender Value is less than the Monthly Deduction to be made on that day. If the Cash Surrender Value is less than the Monthly Deduction, the deduction made will not exceed the Accumulated Value less any Debt and we will pay the balance of the Monthly Deduction.

   4.6a DEATH BENEFIT GUARANTEE REQUIREMENT. On any Monthly Anniversary, the Death Benefit Guarantee Requirement is met if the sum of premiums paid less any Partial Surrenders and any unpaid contract loans is greater than or equal to the sum of Death Benefit Guarantee Premiums from the Date of Issue through that Monthly Anniversary.

         However, if the Death Benefit Guarantee Requirement is not met on a Monthly Anniversary but the Cash Surrender Value less any unearned interest is greater than or equal to the sum of Death Benefit Guarantee Premiums from the Date of Issue through that Monthly Anniversary, then the sum of premiums paid as used above will be deemed to increase to the amount necessary to meet the Death Benefit Guarantee Requirement.

         In addition, a portion of any Partial Surrender or contract loan may be excluded when determining if the Death Benefit Guarantee Requirement is met. The amount excluded is calculated on the date of the Partial Surrender or contract loan and is equal to the lesser of:

           1)  The amount of Partial Surrender or unpaid contract loan; and

           2) The excess, if any, of the Cash Surrender Value less unearned interest on any unpaid contract loans over the greater of (a) and (b) where:

                 a) Is the sum of premiums paid less the amount of any Partial Surrenders and unpaid contract loans not previously excluded when determining if the Death Benefit Guarantee Requirement was met; and

                 b) Is the sum of Death Benefit Guarantee Premiums from the Date of Issue through the Monthly Anniversary on or next after the date of Partial Surrender or contract loan.

   4.6b DEATH BENEFIT GUARANTEE PREMIUM. The Death Benefit Guarantee Premium on the Date of Issue is shown on page 3. If the Death Benefit Guarantee has not terminated, a new Death Benefit Guarantee Premium will be determined whenever:

           1)  The Death Benefit Option is changed;

           2) The Face Amount is increased or decreased (An increase in Face Amount according to Section 5.3 may also result in a new Death Benefit Guarantee Termination Date.);

           3)  The Premium Class is changed; or

           4) Additional Benefits are increased, decreased, or added to or deleted from this contract.

         The new Death Benefit Guarantee Premium will be shown on the supplemental contract schedule that we will mail to you. For purposes of the Death Benefit Guarantee Requirement, the Death Benefit Guarantee Premium will be zero for any Monthly Anniversary that a premium is credited to this contract under a disability waiver benefit rider.

   4.6c TERMINATION OF DEATH BENEFIT GUARANTEE. The Death Benefit Guarantee will terminate on the earlier of:

           1) Any Monthly Anniversary that the Death Benefit Guarantee Requirement is not met; and

*          2)  The Death Benefit Guarantee Termination Date shown on page 3.

         In the event of termination under (1), we will mail to you at the address last known to us a notice of the premium needed to meet the Death Benefit Guarantee Requirement and reinstate the Death Benefit Guarantee. If this amount is not received at our Home Office within 31 days after the date we mail the notice, the Death Benefit Guarantee cannot be reinstated.

   4.7 REINSTATEMENT. This contract may be reinstated within five years after the end of the grace period but before the Maturity Date, unless it has been surrendered. To reinstate we require:

           1)  Evidence of insurability which meets our standards;

           2) Payment to cover the Monthly Deductions that were not made during the grace period;

           3) Payment of an amount to keep the contract in force for at least two months, based on unit values on the date of reinstatement; and

           4) Payment or reinstatement of all Debt existing at the end of the grade period.

         The effective date of a reinstatement is the date the application for reinstatement is approved by us. The Accumulated Value on that date will be the sum of:

           1) The accumulated values for this contract which were transferred to the General Account at the time of premium default (see Section 4.5);

           2)  Any accumulated value for this contract in the Loan Account;
               and

           3) The accumulated values provided by the payment made to reinstate;

         Less the sum of:

           4) Monthly Deductions that were not made during the grace period; and

           5)  The Monthly Deduction made on the date of reinstatement.

*        The Decrease Charge on the date of reinstatement will be equal to
*        the Decrease Charge at the end of the grace period when this
*        contract terminated.  Section 2.7 Incontestability will apply from
* the date the contract is reinstated with regard to statements made in the application for reinstatement. The Death Benefit Guarantee cannot be reinstated under this provision.


============================================================================
   5.   INSURANCE COVERAGE
============================================================================
   5.1 DEATH BENEFIT. We will pay the Death Benefit to the beneficiary upon receiving proof that the death of the Insured occurred before the Maturity Date. It is payable as part of the Death Proceeds. The benefit is determined as follows:

           1)  OPTION A.  The Death Benefit on any day is the greater of:

                 a)  The sum of the Face Amount and the Accumulated Value;
                     and

                 b) The Accumulated Value multiplied by the Factor for the Attained Age on that day (see Table of Factors).

           2)  OPTION B.  The Death Benefit on any day is the greater of:

                 a)  The Face Amount; and

                 b) The Accumulated Value multiplied by the Factor for the Attained Age on that day (see Table of Factors).

         The Death Benefit Option at issue of this contract is shown on page 3.

                                  TABLE OF FACTORS

           Attained                          Attained
              Age           Factor              Age              Factor
              ---           ------              ---              ------
          40 or less         2.50                61               1.28
              41             2.43                62               1.26
              42             2.36                63               1.24
              43             2.29                64               1.22
              44             2.22                65               1.20
              45             2.15                66               1.19
              46             2.09                67               1.18
              47             2.03                68               1.17
              48             1.97                69               1.16
              49             1.91                70               1.15
              50             1.85                71               1.13
              51             1.78                72               1.11
              52             1.71                73               1.09
              53             1.64                74               1.07
              54             1.57             75 to 90            1.05
              55             1.50                91               1.04
              56             1.46                92               1.03
              57             1.42                93               1.02
              58             1.38                94               1.01
              59             1.34                95               1.00
              60             1.30

   5.2 CHANGE OF DEATH BENEFIT OPTION. You may change the Death Benefit Option at any time except when the Death Benefit is a multiple of the Accumulated Value according to Section 5.1(1)(b) or 5.1(2)(b). The change is subject to the following:

           1)  You must give Written Notice.

           2) If you change from Option B to Option A, the Death Benefit will not change and the Face Amount will be decreased by the Accumulated Value on the effective date of the change. The decrease in Face Amount will be applied in the order specified in Section 5.5(2). However, this change may not be made if it would reduce the Face Amount to less than $5,000.

           3) If you change from Option A to Option B, the Face Amount will not change and the Death Benefit will be decreased by the Accumulated Value on the effective date of the change.

           4) The change may not be made if it would cause total premium payments already made to exceed the Cumulative Premium Limit of the Internal Revenue Code.

*          5)  A new Death Benefit Guarantee Premium will be determined if
*              the Death Benefit Guarantee is in effect on the effective
*              date of the change.

           6) The effective date of the change will be the Monthly Anniversary on or next after the date we receive Written Notice.

   5.3 INCREASE IN FACE AMOUNT. You may increase the Face Amount any time before the Contract Anniversary on or next after the Insured's 80th birthday. The increase is subject to the following:

           1)  You must make written application to us at our Home Office.

           2) We will require evidence of insurability which meets our standards.

           3)  The increase must be at least $10,000.

           4) The Cash Surrender Value must not be less than the Monthly Deduction on the effective date of the increase (unless the Death Benefit Guarantee is in force).

           5) The Initial Monthly Administrative Charge for the increase (see Section 7.1(3)) will be charged on the effective date of the increase and then on each Monthly Anniversary until 120 charges have been made.

           6) A new schedule of Decrease Charges will apply to the increase in Face Amount.

*          7)  A new Death Benefit Guarantee Premium will be determined if
*              the Death Benefit Guarantee is in effect on the effective
*              date of the increase.

           8) The effective date of the increase will be the date shown on the supplemental contract schedule that we will mail to you.

* Section 2.7 Incontestability will apply to the increase from its effective date with regard to statements made in the application
*        for the increase in Face Amount.  Section 2.5 Exclusion: Suicide
*        will apply to the increase from its effective date.

   5.4 RIGHT TO CANCEL INCREASE IN FACE AMOUNT. You may cancel any increase in Face Amount by notifying your representative or giving Written Notice before the latest of:

           1) 10 days after you receive the supplemental contract schedule showing the increase;

           2) 45 days after you complete the application for the increase in Face Amount; and

           3) 10 days after a notice of withdrawal right is mailed or delivered to you.

         If you cancel any increase in Face Amount under this provision, the portion of any Monthly Deduction(s) made which is due to the increase will be applied as a Net Premium or, if you request, refunded to you.

   5.5 DECREASE IN FACE AMOUNT. You may decrease the Face Amount at any time. The decrease is subject to the following:

           1)  You must give Written Notice.

           2) The decrease and Decrease Charge (see Section 7.3) will be applied, in successive order, against:

                 a)  The most recent increase in Face Amount;

                 b)  The next most recent increase(s); then

                 c)  The Initial Face Amount.

           3) The decrease may not be made if the Accumulated Value less Debt on the effective date of the decrease is less than the Decrease Charge for the decrease.

           4) The Face Amount after the decrease must not be less than the minimum required. That minimum is $50,000 for decreases made before the Contract Anniversary after the Insured's 50th birthday and $25,000 for decreases made after that date.

           5) The decrease may not be made if it would cause total premium payments already made to exceed the Cumulative Premium Limit of the Internal Revenue Code.

*          6)  A new Death Benefit Guarantee Premium will be determined if
*              the Death Benefit Guarantee is in effect on the effective
*              date of the decrease.

           7) The effective date of the decrease will be the Monthly Anniversary on or next after the date we receive Written Notice.

*          8)  If this contract includes an Accidental Death Benefit rider
*              and the Face Amount after the decrease is less than the
*              Accidental Death Benefit, the Accidental Death Benefit will
*              be decreased to be equal to the Face Amount after its
*              decrease.


============================================================================
   6.   ACCUMULATED VALUE AND SURRENDER PROVISIONS
============================================================================
   6.1 ACCUMULATED VALUE. On the Contract Date, the Accumulated Value is equal to the Net Premium(s) received plus any interest earned on premiums for this contract held in the General Account less the Monthly Deduction(s) made on that date. On any later date that this contract is not in the grace period, the Accumulated Value of this contract is equal to the sum of the accumulated values for this contract in the subaccounts and the Loan Account (see Valuation Day is equal to:

           1)  The number of units for this contract in that subaccount (see
               Section 9.5); multiplied by

           2)  The unit value for that subaccount (see Section 9.6).

         The accumulated value in the Loan Account on any date is the sum of:

           1)  Any Debt;

           2) Any interest on loans on this contract payable in advance to the next Contract Anniversary, provided that interest has not been applied to pay any Monthly Deductions; and

           3) Any interest accrued in the Loan Account on loans on this contract.

         The accumulated value for any day that is not a Valuation Day will be determined on the next Valuation Day. During the grace period, the Accumulated Value of this contract is equal to the sum of any
*        accumulated value for this contract transferred to the General
* Account at the time of premium default plus any accumulated value for this contract in the Loan Account.

   6.2 FULL SURRENDER. You may surrender this contract for its Cash Surrender Value by giving Written Notice before the Maturity Date and while the Insured is alive. The surrender will be effective on the later of:

           1)  The date we receive Written Notice; and

           2)  The date you specify.

         Insurance coverage ceases on the effective date of the surrender.

   6.3 CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the Accumulated Value less the sum of:

           1)  Any Debt;

*          2)  The amount, if any, needed to cover unpaid Monthly
*              Deductions; and

           3)  The Decrease Charges, if any, applied on that date to the
*              Face Amount and to any prior decreases in Face Amount (for
* which Decrease Charges were not previously made) due to Partial Surrender or change of Death Benefit Option.

   6.4 PARTIAL SURRENDER. You may surrender a portion of the Accumulated Value by giving Written Notice before the Maturity Date and while the Insured is alive. We will deduct a Partial Surrender Charge from every Partial Surrender. The amount of this charge is shown on page 4.

         A Partial Surrender:

           1)  Must be at least $500;

           2)  May be made only once each Contract Month;

           3) Will reduce the Accumulated Value by the amount of the Partial Surrender. The reduction will be applied against each subaccount of the Variable Account according to the ratio for this contract of the accumulated value in the subaccount to the sum of the accumulated values in all the subaccounts. With our approval, you may choose other allocations to the subaccounts;

           4) Must not reduce the remaining Cash Surrender Value to less than $500;

           5) If the Death Benefit Option is B, will affect the Face Amount as follows:

                 a) If the Death Benefit on the effective date of the Partial Surrender is equal to the Face Amount, then the surrender will reduce the Face Amount by the amount of the Partial Surrender.

                 b) If the Death Benefit on the effective date of the Partial Surrender is a multiple of the Accumulated Value according to Section 5.1(2)(b), then the Face Amount will be reduced only if, on that day, the amount of the surrender multiplied by the Factor for the Attained Age on that day (see Table of Factors on page 12) exceeds the Death Benefit minus the Face Amount. In that case, the Face Amount will be reduced by:

                       i)  The amount of the Partial Surrender; less

                       ii) The Death Benefit less the Face Amount prior to
                           the surrender, divided by the Factor applied.

               Any decrease in Face Amount will be applied in the order specified in Section 5.5(2). The Face Amount may not be reduced to less than $5,000; and

           6)  Will be effective on the date we receive Written Notice.

         A Partial Surrender may cause the Death Benefit Guarantee to terminate.

   6.5 CONTINUATION OF INSURANCE COVERAGE. If you stop premium payments, this contract will remain in force until the earliest of:

           1)  The date of death of the Insured;

           2)  The Maturity Date;

           3) The end of the grace period if the premium required to keep this contract in force has not been paid;

           4)  The date you surrender this contract; and

           5)  The date this contract terminates from excess loan under
               Section 8.5.


============================================================================
   7.   MONTHLY DEDUCTION
============================================================================
   7.1 MONTHLY DEDUCTION. The Monthly Deduction is made on the Contract Date and on each subsequent Monthly Anniversary. If any Monthly Anniversary occurs prior to the Contract Date, the deduction(s) for such day(s) will also be made on the Contract Date. The Monthly Deduction made from the subaccounts of the Variable Account is the sum of:

           1)  The Cost of Insurance (see Section 7.2);

           2) The Monthly Administrative Charge. This charge is the sum of:

                 a) The Basic Monthly Administrative Charge shown on page 4; and

                 b) Any Initial Monthly Administrative Charge. This is a charge per $1,000 of the Initial Face Amount. However, if the Initial Face Amount is decreased according to
                     Section 5.5, the charge will be based on the Face Amount remaining after the decrease. The charge is made on the Contract Date and then on each Monthly Anniversary until 120 charges have been made. The charge per $1,000 is shown on page 4;

           3) Any Initial Monthly Administrative Charge for increases. This is a charge per $1,000 of increase in Face Amount. However, if the increased Face Amount is later decreased according to Section 5.5, the charge will be based on the amount of the increased Face Amount remaining after the decrease. The charge is made on the effective date of each increase according to Section 5.3 and then on each Monthly Anniversary until 120 charges have been made. The charge is based on Attained Age on the date of the increase. The charge per $1,000 is shown on page 5;

           4) Any Decrease Charge which results from a decrease in Face Amount according to Section 5.5; and

           5)  The monthly cost of any Additional Benefits.

         However, if the Monthly Deduction is greater than the Cash Surrender Value and the requirements of the Death Benefit Guarantee are met, the deduction made will not exceed the Accumulated Value less any Debt. We will pay the balance of the Monthly Deduction.

         The Monthly Deduction is taken from each subaccount according to the ratio for this contract of the accumulated value in the subaccount to the sum of the accumulated values in all the subaccounts. With our approval, you may choose other allocations of the Monthly Deduction.

   7.2 COST OF INSURANCE. The Cost of Insurance is determined on the Contract Date and on each Monthly Anniversary. It is equal to the Cost of Insurance Rate multiplied by the Risk Amount.

   7.2a COST OF INSURANCE RATE. We will determine the Cost of Insurance Rate monthly. The rate is based on the Insured's Premium Class, sex, Initial Face Amount and Attained Age.

         The Premium Class for the Initial Face Amount is shown on page 3. The Premium Class for any increase in Face Amount according to
         Section 5.3 will be determined on the effective date of the increase. If the Death Benefit is a multiple of the Accumulated Value according to Section 5.1(1)(b) or 5.1(2)(b), the Premium Class of the resulting increase in Death Benefit will be the Premium Class shown on page 3. The Cost of Insurance Rate for the Initial Face Amount and for any increase in Face Amount with the same Premium Class as shown on page 3 will not exceed the rates shown on page 5. For any Face Amount with Premium Class other than "standard," "smoker" or "nonsmoker," the maximum cost is increased
*        in one or both of the following ways as specified on page 5.

           1) The maximum Cost of Insurance Rate is multiplied by a percentage rating.

           2)  An extra monthly premium is added to the Cost of Insurance.

         We may charge less than the maximum rate. Any change in Cost of Insurance Rates will apply to all insureds of the same Premium Class, sex, Initial Face Amount and Attained Age.

   7.2b  RISK AMOUNT.  The Risk Amount is equal to:

           1)  The Death Benefit divided by 1.0040741;

         Less

           2) The Accumulated Value (before the Cost of Insurance and the cost of the disability waiver benefit, if any, is deducted).

         If the Death Benefit Option is B and the Initial Face Amount has been increased, the Accumulated Value will be considered part of the Initial Face Amount. If the Accumulated Value is greater than the Initial Face Amount, the excess will be considered to be part of successive increases in Face Amount starting with the first increase.

   7.3   DECREASE CHARGE.  The Decrease Charge is charged on:

           1) The effective date of each decrease in Face Amount you make according to Section 5.5; and

           2) Termination of this contract other than by death or maturity (Face Amount decreases to zero).

         The Decrease Charge is applied as in Section 5.5(2).

         If the Initial Face Amount is decreased, the Decrease Charge is the product of:

           1) The ratio of the decrease in Face Amount to the Initial Face Amount; and

           2)  The sum of:

                 a)  The Deferred Administrative Charge; and

                 b)  The lesser of:

                       i)  The Maximum Contingent Deferred Sales Charge; and

                       ii) 25% of premiums paid in the first Contract Year.

         The Deferred Administrative Charge and the Maximum Contingent Deferred Sales Charge are shown on page 4.

         If an increase in Face Amount is decreased, the Decrease Charge is the product of:

           1) The ratio of the amount of the increase being decreased to the initial amount of the increase in Face Amount; and

           2)  The sum of:

                 a) The Deferred Administrative Charge for the increase in Face Amount; and

                 b)  The lesser of:

                       i) The Maximum Contingent Deferred Sales Charge for the increase in Face Amount; and

                       ii) 25% of the premium attributable to the increase
                           in Face Amount which is decreased (see
                           Section 7.4).

         For any increase in Face Amount, the Deferred Administrative Charge and the Maximum Contingent Deferred Sales Charge will be shown on supplemental schedule pages that we will mail to you.

   7.4 ATTRIBUTABLE PREMIUM. For purposes of the Contingent Deferred Sales Charge, the premium attributable to an increase in Face Amount is equal to (1) multiplied by (2 + 3) where:

           1) Is the ratio of the increase in Face Amount to the total Face Amount including that increase;

           2) Is the Cash Surrender Value on the effective date of the increase; and

           3) Is premiums paid during the Increase Year which begins on the effective date of the increase.


============================================================================
   8.   LOANS
============================================================================
   8.1 CONTRACT LOANS. After the Contract Date, you may obtain a loan from us with this contract as sole security if:

           1)  you give Written Notice;

           2) The loan with interest does not increase the total loan to more than 90% of the excess of the Accumulated Value over any Decrease Charge on the date of the loan; and

           3)  The amount of the loan is at least $100.

         Accumulated value equal to the amount of the loan will be transferred from the subaccounts to the Loan Account. The amount taken from each subaccount will be according to the ratio for this contract of the accumulated value in the subaccount to the sum of the accumulated values in all the subaccounts. With our approval, you may choose other allocations from the subaccounts. Contract loans may cause the Death Benefit Guarantee to terminate.

   8.2 LOAN INTEREST. The loan interest rate is 7.4% per year. Interest on any loan will be charged at that rate. It is payable in advance on the date of the loan and on each Contract Anniversary. Interest is computed to the next Contract Anniversary. If interest is not paid when due, it will be added to the loan and bear interest at the same rate.

   8.3 LOAN ACCOUNT. The Loan Account is an account of the Society. Assets from the Variable Account are transferred to the Loan Account in amounts equal to contract loans on this and similar contracts.

         Interest will be credited to this account at the rate of 0.48676% per month. This is an effective rate of 6.0% per year. Loans on this contract will be credited with interest while this contract is in force. Interest credited will be transferred to the subaccounts on each Monthly Anniversary and on the date the entire Debt is repaid in full. The amount transferred to each subaccount will be according to the ratio for this contract of the accumulated value in the subaccount to the sum of the accumulated values in all the subaccounts.

   8.4 REPAYMENT OF DEBT. All or part of the Debt may be repaid at any time before the Maturity Date and while the Insured is alive. Each repayment must be at least $25. You must notify us if a payment to us is a repayment of Debt. Otherwise, it will be considered a premium payment. No charges are deducted from Debt repayments. Repayments of Debt, and any unearned loan interest that was paid in advance on that portion of the Debt, will be deducted from the Loan Account and transferred to each subaccount of the Variable Account according to the ratio for this contract of the accumulated value in the subaccount to the sum of the accumulated values in all the subaccounts at the time of repayment or, if that sum is zero, according to the Premium Allocation Percentages. With our approval, you may choose other allocations to the subaccounts.

   8.5 TERMINATION FROM EXCESS LOAN. If the Death Benefit Guarantee is not in force, this contract will terminate when:

           1) The Debt exceeds the Accumulated Value less the Decrease Charge applied to the Face Amount and to any decreases in
*              Face Amount (for which Decrease Charges were not previously
*              made) due to Partial Surrender or change of Death Benefit
               Option; and

           2) 61 days have elapsed since we mailed a notice to you at the address last known to us.


============================================================================
   9.   VARIABLE ACCOUNT AND UNIT VALUE
============================================================================
   9.1 VARIABLE ACCOUNT. We have established the Variable Account shown on page 6 as a separate investment account according to Minnesota laws. The Variable Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940.

*        The Variable Account has subaccounts which invest in shares of the
* LB Series Fund, Inc.(the Fund). The Fund is registered with the SEC under the Investment Company Act of 1940 as a diversified open-end management investment company. Each subaccount purchases shares in a specified portfolio of the Fund. Amounts allocated to each subaccount buy shares of the portfolio for that subaccount at net asset value. The portfolios and subaccounts are shown on page 6. We may add additional subaccounts to invest in a new portfolio of the Fund or in a different investment company.

         We own the assets of the Variable Account. Assets equal to the reserves and other liabilities of the Variable Account may not be charged with liabilities from any other business we conduct. However, we may transfer assets of the Variable Account in excess
*        of account reserves and liabilities to our General Account.

         Income and realized and unrealized gains and losses from each subaccount of the Variable Account are credited to or charged against that subaccount. The value of the assets in the Variable Account is determined at the end of each Valuation Day.

*  9.2   GENERAL ACCOUNT.  The General Account includes all assets we own
*        that are not in the Variable Account.  The Loan Account and
*        reserves for the Death Benefit Guarantee are maintained in the
*        General Account.

   9.3   ALLOCATION OF NET PREMIUMS.  Any premiums received before the
* Contract Date are applied entirely to the General Account. On the Contract Date, the amount in that account equal to the premium payments received will be applied as a premium payment. Any balance remaining for this contract will be applied as a Net Premium on that date. After the Contract Date, payments are applied on the date we receive them.

         Each Net Premium will be applied to the subaccounts of the Variable
*        Account according to the premium allocation percentages for this
*        contract.  The initial premium allocation percentages are specified
*        in the Application.

*        You may change these premium allocation percentages by giving
*        Written Notice.  The change will be effective for each premium
*        received with or after your notice.  The sum of the premium
*        allocation percentages must be 100%, and each premium allocation
* percentage must be a whole number not more than 100%. We reserve the right to adjust your allocation to eliminate fractional percentages.

   9.4 TRANSFERS AMONG SUBACCOUNTS. You may transfer some or all of the accumulated values among the subaccounts of the Variable Account. You do this by giving Written Notice. The transfer of accumulated value is subject to the following:

           1) The total amount transferred cannot be less than the smaller of:

                 a)  $500; and

                 b) The accumulated value in the subaccount(s) from which the transfer is being made.

           2) The transfer will occur at the end of the day on which we receive Written Notice.

           3) After you have made two transfers in a Contract Year, a Transfer Charge will be deducted from each subsequent amount you transfer during the remainder of the Contract Year. The charge will be deducted from the total amount transferred in proportion to the amounts transferred from each subaccount. We reserve the right to change the amount of this charge or to waive the charge for transfers made under an automatic transfer plan. However, the Transfer Charge will never exceed the maximum charge shown on page 4.

*        We may defer making transfers subject to the same conditions as in
*        Section 2.11 Deferment.

   9.5 NUMBER OF UNITS. On the Contract Date, the number of units for this contract in any subaccount is equal to:

           1) The accumulated value for this contract in that subaccount; divided by

           2)  The unit value for that subaccount.

         The number of units for this contract in any subaccount may increase or decrease at the end of each Valuation Period. The number of units increases when, during the period:

           1)  Net Premiums are allocated to the subaccount;

           2) Accumulated value is transferred to the subaccount from another subaccount or from the General Account;

           3)  Repayments of Debt are transferred to the subaccount; or

           4) Interest is transferred from the Loan Account to the subaccount.

         The number of units decreases when, during the Valuation Period:

           1)  Monthly Deductions are taken from the subaccount;

           2) Accumulated value is transferred from the subaccount to another subaccount or to the General Account;

           3)  Partial Surrenders are applied against the subaccount; or

           4)  Contract loans are transferred from the subaccount.

         The increase or decrease in the number of units for this contract in any subaccount is equal to:

           1) The dollar amount allocated or transferred to or from that subaccount; divided by

           2) The unit value for that subaccount at the end of the Valuation Period during which the amounts are allocated or transferred.

   9.6 UNIT VALUE. The unit value for a subaccount is equal to (1) divided by (2) where:

           1)  Is the sum of:

                 a) The net asset value of the corresponding portfolio of the subaccount at the end of the current Valuation Period; plus

                 b) The amount of any dividend or capital gain distribution made by the portfolio if the "ex-dividend" date occurs during the Valuation Period; plus or minus

                 c) A charge or credit for any taxes reserved for which we determine to be a result of the investment operation of the portfolio;

         Less

                 d) The risk charge we deduct for each day in the Valuation Period. This charge for mortality and expense risks is guaranteed not to exceed, on an annual basis, 0.75% of the daily value of the subaccount.
           2)  Is the number of units of that subaccount for all contracts.

         Unit values are determined at the end of each Valuation Day before the transfer or allocation of any amounts to or from the subaccounts. The unit values may increase or decrease on each Valuation Day.

   9.7 CHANGE OF INVESTMENT POLICY. The investment policy for the Variable Account is described on page 6. We may change the investment policy of the Variable Account with the approval of the
*        insurance supervisory officials of the State of Minnesota.  We will
*        notify you if there is a material change in investment policy.

   9.8 CHANGE OF PORTFOLIO. We may determine that a portfolio has become unsuitable for investment by a subaccount or shares of a portfolio may cease to be available for investment. In such event, we may substitute another portfolio of the investment company or invest in a different investment company. This change would not be made unless approved by:

           1)  The SEC; and

           2) If required, the insurance supervisory officials in the state where this contract is delivered.


============================================================================
   10.  EXCHANGE OF CONTRACT
============================================================================
   10.1 EXCHANGE PRIVILEGE. Within 24 months after the Date of Issue, you may exchange this contract for any fixed benefit permanent life insurance contract that we offer. The new contract will be on the Insured's life with no evidence of insurability required. The exchange is subject to the following:

           1) You must make written application to us at our Home Office and surrender this contract.

           2)  The exchange must be made while this contract is in force.

           3) The issue age and date of issue of the new contract are the same as the issue age and Date of Issue for this contract. Premiums will be based on rates in effect on the Date of Issue.

*          4)  The new contract will have its own Incontestability and
*              Suicide provisions measured from the date of issue.  As used
*              in these provisions, the date of issue will be this
*              contract's Date of Issue.

           5) The new contract will be issued in the same Premium Class as the Initial Face Amount for this contract. The Premium Class for amounts in excess of the Initial Face Amount will be
* according to Section 10.2(6). If this contract has an exclusion rider, the new contract will also have such an exclusion rider.

           6)  The new contract will have, at your election, either:

                 a) A death benefit equal to the Death Benefit of this contract on the effective date of the exchange; or

                 b) A net amount at risk equal to the Death Benefit of this contract on the effective date of the exchange less the Accumulated Value on that date.

           7) The new contract may include a disability waiver benefit rider if:

                 a)  This contract has a disability waiver benefit rider;

                 b) Exchange is made before the Contract Anniversary after the Insured's 65th birthday; and

                 c) The new contract has premiums payable to at least age 85.

*              The new contract may include any other additional benefit
*              included with this contract if that benefit is customarily
*              offered with the new contract.

           8)  Any outstanding Debt on this contract must be repaid.

           9) The effective date of the exchange will be the date we receive this contract and your written application.

   10.2 EXCHANGE OF INCREASE IN FACE AMOUNT. Within 24 months after the effective date of any increase in Face Amount according to
         Section 5.3, you may exchange the increase in Face Amount for any fixed benefit permanent life insurance contract that we offer. The new contract will be on the Insured's life with no evidence of insurability required. The exchange is subject to the following:

           1)  You must make written application to us at our Home Office.

           2)  The exchange must be made while this contract is in force.

           3)  No premium may be in default at the time of the exchange.

           4) The issue age and date of issue of the new contract are the same as the attained age and effective date for the increase in Face Amount. Premiums will be based on rates in effect on the effective date of the increase.

           5) The new contract will have its own Incontestability and Suicide provisions measured from the date of issue. As used in these provisions, the date of issue will be the effective date of the increase.

           6) The new contract will be issued in the same Premium Class as the increase in Face Amount. If this contract has an exclusion rider, the new contract will also have such an exclusion rider.

           7)  The new contract will have, at your election, either:

                 a) A death benefit equal to the amount of the increase in Face Amount; or

                 b) A net amount at risk equal to the increase in Face Amount less the Accumulated Value of this contract on the effective date of the exchange which is considered to be part of the increase in Face Amount (see
                     Section 7.2b).

           8) The new contract may include a disability waiver benefit rider if:

                 a)  This contract has a disability waiver benefit rider;

                 b) Exchange is made before the Contract Anniversary after the Insured's 65th birthday; and

                 c) The new contract has premiums payable to at least age 85.

*              The new contract may include any other additional benefit
*              included with this contract if that benefit is customarily
*              offered with the new contract.

           9) The effective date of the exchange will be the date we receive your written application.

   10.3 CASH ADJUSTMENT ON EXCHANGE. Upon exchange, a cash adjustment may be necessary to reflect differences between the accumulated values of this contract and the new contract. The adjustment will be determined as of the date we receive at our Home Office your written application for exchange. If the cash adjustment is to be paid to you, we will make the payment when the new contract is issued. If the adjustment is to be paid by you to us, we will mail you notice of the amount due. If this amount is not paid within 31 days of the date we mail the notice, the exchanged coverage will terminate.


============================================================================
   11.  BENEFICIARY
============================================================================
   11.1 BENEFICIARY. The beneficiary is named in the Application. You may change the beneficiary by giving Written Notice. The change will become effective if:

           1)  We receive Written Notice; and

           2)  We acknowledge the change.

         The effective date of the change will be the date the notice was signed. We will not be liable for any payment made or action taken by us before we receive the notice.

   11.2 SUCCESSION OF BENEFICIARIES. You may designate one or more beneficiaries to receive the Death Proceeds. You will classify each beneficiary as primary or contingent. Upon the Insured's death, we will pay the Death Proceeds to the primary beneficiaries who survive the Insured. If none survive, the Proceeds will be paid to the surviving contingent beneficiaries. In the event no beneficiary survives the Insured, proceeds will be paid to the Insured's estate.

         Other designations or successions of beneficiaries may be arranged with us.

   11.3 SHARE OF PROCEEDS. Unless you specify otherwise, each beneficiary receiving proceeds will have an equal share in any Death Proceeds payable.


============================================================================
   12.  SETTLEMENT PROVISIONS
============================================================================
   12.1 PAYMENT OF PROCEEDS. Proceeds from death, maturity or surrender are payable in a lump sum unless otherwise provided. On Death Proceeds, we will pay interest at the rate payable in Option 1 - Interest Income or, if greater, the rate required by law. Interest is payable from the date of death until the date of settlement. Instead of a lump sum, proceeds of $2,000 or more may be paid under any settlement option in Section 12.2 by means of a supplementary contract which we will issue.

*  12.2  OPTIONAL PLANS OF SETTLEMENT.  Proceeds payable under a settlement
*        option may be paid under one or more of the following options.

         OPTION 1 - INTEREST INCOME. The proceeds may be left on deposit. We will pay interest at a rate of not less than 3% per year. These proceeds may be withdrawn upon request.

         OPTION 2 - INCOME OF A FIXED AMOUNT. We will pay an income of a fixed amount at agreed upon intervals. This income is subject to these conditions:

           1)  Income per year must not be less than 6% of the proceeds.

           2) Income is paid until the proceeds, with interest credited at the rate of 3 1/2% per year on the unpaid balance, are paid in full. This income may be increased by the crediting of additional interest.

         OPTION 3 - INCOME FOR A FIXED PERIOD. We will pay an income for a fixed number of years, not to exceed 30. The income will not be less than the amounts shown in the table for this option below.

         OPTION 4 - LIFE INCOME WITH GUARANTEED PERIOD. We will pay an income for the lifetime of the payee. If the payee dies during the guaranteed period, payments will be continued to the end of that period and will be paid to the beneficiary. A period of 10 or 20 years may be elected. The income will not be less than the amounts shown in the table for this option on page 25. After the first payment is made, this option may not be revoked or changed.

         OPTION 5 - OTHER OPTIONS. The proceeds may be paid under any other settlement option agreeable to us.

   12.3 ELECTION OF AN OPTION. You may elect an option by Written Notice during the Insured's lifetime. The option must be elected before proceeds become payable. Assignees and third-party owners may elect an option only with our consent. Election of Option 4 may be made only if the payee is a natural person who is the Insured or a beneficiary.

*        If Death Proceeds are payable, the beneficiary may elect a
*        settlement option provided that:

           1) The manner of settlement has not been restricted before the Insured's death; and

           2)  The Death Proceeds have not been paid.

         Election of an option is subject to these conditions:

           1)  Payments must not be less than $25;

           2) Payments are made only at annual, semiannual, quarterly or monthly intervals; and

           3) The first payment, except under Option 1 - Interest Income, is payable as of the date the option becomes effective. Under Option 1, interest is payable at the end of the first payment interval.

*        If the beneficiary does not receive Death Proceeds or elect a
*        settlement option by the date one year after we receive proof of
*        the Insured's death, Death Proceeds will then be calculated and
*        applied under Option 1 - Interest Income.

                                                                                       Contract Number:  LV1234567
                                                       OPTION 3

                               GUARANTEED MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS
========================================================================================================================
      Years     Monthly      Years     Monthly      Years     Monthly      Years     Monthly     Years       Monthly
     Payable    Payment     Payable    Payment     Payable    Payment     Payable    Payment    Payable      Payment
------------------------------------------------------------------------------------------------------------------------
         1       84.65         7        13.37        13         7.93        19         5.96        25         4.96
         2       43.05         8        11.89        14         7.48        20         5.75        26         4.84
         3       29.19         9        10.75        15         7.10        21         5.56        27         4.73
         4       22.26        10         9.83        16         6.76        22         5.39        28         4.62
         5       18.11        11         9.08        17         6.46        23         5.23        29         4.53
         6       15.34        12         8.46        18         6.20        24         5.09        30         4.44
------------------------------------------------------------------------------------------------------------------------
       Annual, Semiannual or Quarterly payments are 11.813, 5.957 and 2,991 respectively, times the Monthly payments.
========================================================================================================================

                                                     OPTION 4

                                       MALE PAYEE - MONTHLY LIFE INCOME
========================================================================================================================
                          GUARANTEED MONTHLY LIFE INCOME FOR EACH $1,000 OF PROCEEDS
------------------------------------------------------------------------------------------------------------------------
                Payments     Payments                  Payments      Payments                  Payments      Payments
Age of Payee   Guaranteed   Guaranteed  Age of Payee  Guaranteed    Guaranteed  Age of Payee  Guaranteed    Guaranteed
 on Date of       for          for       on Date of      for           for       on Date of      for           for
First Payment   10 Years     20 Years   First Payment  10 Years      20 Years   First Payment  10 Years      20 Years
------------------------------------------------------------------------------------------------------------------------
      40          3.94          3.89         65          6.08          5.28          75          7.75          5.65
      45          4.20          4.11         66          6.23          5.33          76          7.92          5.65
                                             67          6.38          5.38          77          8.09          5.65
      50          4.51          4.36         68          6.54          5.43          78          8.26          5.65
      55          4.91          4.66         69          6.71          5.48          79          8.42          5.65
------------------------------------------------------------------------------------------------------------------------
      60          5.42          4.97         70          6.87          5.52          80          8.57          5.65
      61          5.54          5.04         71          7.05          5.55          85          9.20          5.65
      62          5.67          5.10         72          7.22          5.59
      63          5.80          5.16         73          7.40          5.62          90          9.59          5.65
      64          5.94          5.22         74          7.57          5.64          95          9.73          5.65
========================================================================================================================

                                     FEMALE PAYEE - MONTHLY LIFE INCOME
========================================================================================================================
                          GUARANTEED MONTHLY LIFE INCOME FOR EACH $1,000 OF PROCEEDS
------------------------------------------------------------------------------------------------------------------------
                Payments     Payments                  Payments      Payments                  Payments      Payments
Age of Payee   Guaranteed   Guaranteed  Age of Payee  Guaranteed    Guaranteed  Age of Payee  Guaranteed    Guaranteed
 on Date of       for          for       on Date of      for           for       on Date of      for           for
First Payment   10 Years     20 Years   First Payment  10 Years      20 Years   First Payment  10 Years      20 Years
------------------------------------------------------------------------------------------------------------------------
      40          3.72          3.70         65          5.50          5.05          75          7.14          5.60
      45          3.92          3.88         66          5.63          5.12          76          7.34          5.63
                                             67          5.77          5.19          77          7.54          5.65
      50          4.18          4.11         68          5.91          5.25          78          7.74          5.65
      55          4.51          4.38         69          6.07          5.32          79          7.94          5.65
------------------------------------------------------------------------------------------------------------------------
      60          4.93          4.70         70          6.23          5.37          80          8.13          5.65
      61          5.03          4.77         71          6.40          5.43          85          8.97          5.65
      62          5.14          4.84         72          6.58          5.48
      63          5.25          4.91         73          6.76          5.52          90          9.48          5.65
      64          5.37          4.98         74          6.95          5.57          95          9.73          5.65
========================================================================================================================


                                                 Contract Number:  LV1234567

============================================================================
   13.  DIVIDENDS
============================================================================
*  13.1  DIVIDENDS.  Each year we will determine our divisible surplus.
*        This contract's share, if any, will be credited as a dividend on
*        the Contract Anniversary.  Since we do not expect this contract to
*        contribute to divisible surplus, it is not expected that any
*        dividends will be credited.

*  13.2  DIVIDEND OPTIONS.  You may choose to use dividends credited prior
*        to the Maturity Date under any option which follows:

*        CASH.  Dividends are paid in cash.

*        PAID-UP ADDITIONS.  Dividends are applied as payment of a Net
*        Premium.

*  13.3  AUTOMATIC DIVIDEND OPTION.  Dividends will be used under the
*        Paid-Up Additions option unless a different option has been chosen
*        in writing.

*  13.4  WITHDRAWAL OF DIVIDENDS.  Paid-Up Additions may be surrendered for
*        their accumulated value unless they are held as security for debt.
*        No Decrease Charge or Partial Surrender Charge will apply.

                                  [BLANK PAGE]

         LUTHERAN
[LOGO]   BROTHERHOOD
         A Fraternal Benefit Society
         Minneapolis, Minnesota  55415
                                                            FLEXIBLE PREMIUM
                                                     VARIABLE LIFE INSURANCE
============================================================================
Death Proceeds payable at death prior to Maturity Date.
Adjustable death benefit.
Flexible premiums.
Return on investments reflected in contract benefits.
Annual dividends payable if earned.
Settlement options to provide retirement income.





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